AUTHORIZATION LETTER

March 7, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Attn: Filing Desk

To Whom It May Concern:

By means of this letter I authorize Marvin D. Burkett and Christine Lillquist, or either of them individually, to sign on my behalf all forms required under Section 16(a) of the

Securities Exchange Act of 1934, as amended, relating to transactions involving the stock or derivative securities of NVIDIA Corporation (the "Company").  Either such individual is accordingly authorized to sign any Form 3, Form 4 or Form 5 or amendment thereto,

that I am required to file with the same effect as if I had signed them myself.

This authorization shall remain in effect until revoked in writing by me or until I am no longer required to file such forms.

Yours truly,

David M. Shannon